Exhibit 2.3


                       CROSS RECEIPT AND RELEASE AGREEMENT
                       -----------------------------------

     THIS AGREEMENT is made and entered into between and among Lynn M. Kalinowski ("Executive"), ProAssurance Corporation ("ProAssurance") and MEEMIC Holdings, Inc. ("Holdings").

                                    RECITALS:

     On January 4, 2006, ProAssurance through its wholly owned subsidiary, Holdings, sold to Motors Insurance Corporation ("Purchaser") all of the issued and outstanding capital stock of Holdings' operating subsidiaries, MEEMIC Insurance Company ("MEEMIC Insurance") and MEEMIC Insurance Services Corporation ("MEEMIC Agency" which together with MEEMIC Insurance are collectively referred to as the "Companies"). Under the terms of a letter agreement between Executive and ProAssurance dated November 4, 2005 (the "Letter Agreement") ProAssurance agreed to pay Executive a success fee (the "Success Fee") in the amount of $570,000, of which $285,000 is payable at closing of the sale of the Companies (the "Closing") and the balance is payable 18 months after the Closing unless accelerated as provided in the Letter Agreement. The Letter Agreement provides for the acceleration of payment of the second installment of the Success Fee to the date of Closing if prior to the Closing Executive agrees to terminate the Release and Severance Compensation Agreement dated June 15, 2001, among Executive, ProAssurance, Holdings and MEEMIC Insurance (the "Severance Agreement") and to release ProAssurance, Holdings and the Companies from their respective obligations under the Severance Agreement.

     On December 21, 2005, Executive agreed to terminate the Severance Agreement in the letter attached hereto as Exhibit A, and ProAssurance has paid the full amount of the Success Fee to the Executive. The parties desire to enter into this Agreement to evidence payment of the Success Fee and the release of claims as required under the Letter Agreement.

                                    AGREEMENT

     NOW, THEREFORE, these premises considered, and in consideration of the mutual covenants and conditions herein set forth and other good and valuable consideration, the parties do hereby agree as follows:

     ProAssurance shall pay, or cause its subsidiary, to pay Executive cash in the amount of $570,000 representing the payment of the Success Fee before applicable and legally required withholding for income and employment taxes ("Withholdings").

     The parties hereby acknowledge that Executive was a participant in certain employee benefit plans maintained by ProAssurance for employees of the Companies on the date of Closing, and agree with respect to participation in such plans as follows:

     On date of Closing, Executive held options to purchase 17,500 shares of common stock of ProAssurance ("ProAssurance Common Stock") under the ProAssurance Incentive Compensation Stock Plan (the "1995 Option"), all of which became vested at the Closing and options to purchase 10,000 shares of ProAssurance Common Stock under the ProAssurance 2004 Equity Incentive Plan (the "2004 Options"), all of which became vested at the Closing. Executive may exercise the 1995 Options and the 2004 Options within 30 days after Closing. Any options not exercised within said time periods shall be forfeited in accordance with the terms of the respective plans and agreements for said options. Executive shall be required to make arrangements satisfactory to ProAssurance for payment of all amounts required to be withheld for income and employment taxes in connection with the exercise of the options.

     On the date of Closing, Executive had a total of 858.24075 shares of ProAssurance Common Stock and the ProAssurance Employee Stock Ownership Plan


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


(the "Stock Purchase Plan") of which 315.08577 Grant Shares, which were previously unvested, became vested upon the Closing. The shares held for the account of the Executive under the Stock Purchase Plan shall be distributed to Executive promptly after Closing, except that fractional shares shall be purchased or redeemed for cash at the then current price. Executive shall be required to make arrangements satisfactory to ProAssurance for payment of all amounts required to be withheld for income and employment taxes in accordance with the Stock Purchase Plan.

     Employee hereby acknowledges delivery of a check of ProAssurance's subsidiary, ProNational Insurance Company, payable to Executive in the amount of $391,164.60 (after $142,500.00 federal, $22,230.00 state, $5,840.40 Social
Security, and $8,265.00 Medicare withholding in full satisfaction of the cash payments described in Section 1 hereof.

     Executive hereby waives, releases and forever discharges ProAssurance, Holdings and the Companies, and each of their direct or indirect parents, subsidiaries and affiliates, and each of their present or former employees, officers, agents, directors, and their respective successors and assigns, of and from any and all claims, causes of action, expenses and compensation under the Severance Agreement and the Letter Agreement.

     This Agreement constitutes the entire agreement between the parties at the time and date this Agreement is executed, and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter in this Agreement. This Agreement may not be modified or amended except by a written agreement intended as such, and signed by all parties.

     Executive and the Company acknowledge that they have read and understand this Agreement, that they have had adequate time to consider this Agreement and discuss it with their attorneys and advisors, that they understand the consequences of entering into this Agreement, that they are knowingly and voluntarily entering into this Agreement, and that they are competent to enter into this Agreement.

     This Agreement shall benefit and be binding upon the parties and their respective directors, officers, employees, agents, heirs, successors, assigns, devisees and legal or personal representatives.

     Except to the extent that federal law controls, this Agreement is to be construed according to the law of the State of Michigan.

     If any provision of this Agreement is determined to be unenforceable, at the discretion of the Company the remainder of this Agreement shall not be affected but each remaining provision or portion shall continue to be valid and effective and shall be modified so that it is enforceable to the fullest extent permitted by law.

     This Agreement will be interpreted as a whole according to its fair terms. It will not be construed strictly for or against either party.



                         [SIGNATURES ON FOLLOWING PAGE]

     To signify their agreement to the terms of this Agreement, the parties have executed it on the date set forth opposite their signatures, or those of their authorized agents, which follow:



Dated: January 4, 2005                       /s/ Lynn M. Kalinowski
       ---------------                       ----------------------
                                             Lynn M. Kalinowski


                                             PROASSURANCE CORPORATION

Dated: January 4, 2005                       /s/ Victor T. Adamo
       ---------------                       -------------------
                                             Its: President


                                             MEEMIC HOLDINGS, INC.

Dated: January 4, 2005                       /s/ Victor T. Adamo
       ---------------                       -------------------
                                             Its: Chief Executive Officer


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


Edward L. Rand, Jr.
Senior Vice President and
Chief Financial Officer
ProAssurance Corporation
P.O. Box 590009 Birmingham, AL 35259-0009

Dear Mr. Rand:

     The purpose of this letter is to provide written notice to ProAssurance Corporation that I will agree to terminate my Severance Agreement and to release MEEMIC Insurance Company, MEEMIC Insurance Services Corporation, ProAssurance Corporation and MEEMIC Holdings, Inc. from their respective obligations thereunder, effective on the date of Closing, as defined in our letter agreement dated November 4, 2005. My understanding is that in exchange for this agreement, ProAssurance will pay me the amount of my Success Fee at Closing.

     If  my   understanding   is  not  correct,   or  you  need  any  additional
documentation completed, please contact me immediately.

                                        /s/ Lynn M. Kalinowski
                                        --------------------------------------
                                        Lynn M. Kalinowski


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


                    [LETTERHEAD OF PROASSURANCE CORPORATION]


                                November 4, 2005


Lynn M. Kalinowski
MEEMIC Insurance Company
691 North Squirrel Road, Suite 100
Auburn Hills, MI  48326

Dear Lynn:

     ProAssurance Corporation ("PRA") and MEEMIC Holdings, Inc. ("Holdings") are in the process of negotiating a proposed transaction (the "Transaction") that will involve the sale of all of the stock of MEEMIC Insurance Company and MEEMIC Insurance Services Corporation (the "Companies") to Motors Insurance Company ("Buyer"). Because of your knowledge of and experience with the financial and business operations of the Companies, PRA and Holdings have requested your cooperation and assistance in negotiating and effecting the Transaction. In connection therewith, PRA and Holdings agree to pay you a success fee on the following terms and conditions.

     Subject to the conditions herein set forth, PRA will pay you a success fee in a total amount equal to two times your current base salary of $285,000 per annum (the "Success Fee") in two installments with the first installment in the amount of $285,000 due promptly after the closing of the Transaction (the "Closing") and the second installment in the amount of $285,000 due 18 months following the Closing if you are still employed by either of the Companies or by Buyer or its affiliate; provided, however, that the second installment will become immediately due and payable if you should become entitled to severance compensation under the terms of the Release and Severance Compensation Agreement dated June 15, 2001, among you, PRA, Holdings and MEEMIC Insurance Company (the "Severance Agreement"). Notwithstanding the foregoing, PRA will pay you the full amount of your Success Fee at Closing if and on the condition that prior to Closing you agree in writing to terminate your Severance Agreement and to release the Companies, Holdings, and PRA from their respective obligations thereunder effective on the date of Closing.

     The obligation of PRA to pay the Success Fee is subject to and conditioned upon the closing of the Transaction and upon your compliance with the following covenants:

     1. You shall cooperate and assist PRA, Holdings and the Companies in the negotiation of the Transaction documents; the due diligence relating to the Transaction; the requests for third party consents to the Transaction; and the filings relating to all necessary governmental approvals for the Transaction.

     2. You shall review the terms and provisions of the Stock Purchase Agreement to be executed as of October 31, 2005, by and among Buyer, Holdings, PRA and the Companies (the "Stock Purchase Agreement") and the Companies' Disclosure Schedule delivered to Buyer as required under the Stock Purchase Agreement (the "Disclosure Schedule"); and you shall provide your written certification to PRA (included herein) that you have reviewed the Stock Purchase Agreement and Disclosure Schedule and that to the best of your knowledge after a reasonable investigation, the representations and warranties in Article II of the Stock Purchase Agreement, when read together with the Disclosure Schedule are true, correct and complete.

     3. You shall review the updated Disclosure Schedule as and when prepared and delivered to Buyer as required under the Stock Purchase Agreement and provide your written certification to PRA that to the best of your knowledge after a reasonable investigation, the updated Disclosure Schedule is true, correct and complete.

     In consideration of PRA's agreement to pay you the Success Fee as provided herein:

          (a) You hereby certify to PRA and Holdings that you have reviewed the most recent draft of the Stock Purchase Agreement and Disclosure Schedule (dated November 1, 2005) and that the representations and warranties set forth in
Article II of said Stock Purchase Agreement when read in conjunction with the Disclosure Schedule are true, accurate and complete.

          (b) If you should be entitled to severance compensation under the Severance Agreement, you agree that the Success Fee will not be treated as bonus compensation for purposes of calculating the amount of your severance compensation under the terms of the Severance Agreement, and you agree that the Success Fee can be included in the calculation of the limitation on severance compensation under paragraph 3 of the Severance Agreement if and to the extent that the Success Fee constitutes a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended.

     If the foregoing is acceptable to you, please indicate your acceptance and agreement to the terms of this letter and your certification as herein required by executing a copy of this letter in the space provided below.

                                         Sincerely,

                                         /s/  Edward L. Rand, Jr.
                                         Edward L. Rand, Jr.
                                         Senior Vice President and
                                         Chief Financial Officer

ACCEPTED, AGREED and CERTIFIED by the
undersigned on this 4th day of November, 2005:

/s/  Lynn M. Kalinowski
Lynn M. Kalinowski


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